dunkin' brands

February 16, 2018

Scott Murphy

Dear Scott:

This letter is to confirm your fiscal year 2017 merit and short-term incentive (STI) awards.

Salary
Your base salary at the end of 2017 was $440,000. Your salary increase is 10.23% and reflects your promotion to Chief Operating Officer, Dunkin' Donuts US & Canada. This increase results in a new base salary of $485,000. This increase is effective March 4, 2018 and will be reflected in your pay on March 22, 2018.

Short-term Incentive
As outlined in your FY17 Short-Term Incentive letter, there are three components on which your STI award is based: Primary and Secondary Business Goals and your Personal Goals. In accordance with the Plan, based on results against your Primary and Secondary Business Goals, you will receive an allocation of $121,824.09. Based on your performance, your Personal Goal award is $86,876.70. This represents 100% of what was funded for your Personal Goal component. Your total STI award is $208,700.79, which is equivalent to 79.6% of your STI Target Award. The bonus will be paid on March 12, 2018 through direct deposit.

In closing, I would like to take this opportunity to personally thank you for your contribution to our fiscal year results. I look forward to a successful and productive 2018.

Best Regards,

David Hoffmann

DUNKIN' DONUTS
baskin robbins
130 Royall Street Canton, MA 02021
p 781-737-3000 f 781-737-4000